UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN

PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material under §240.14a-12

SJW GROUP
(Name of Registrant as Specified In Its Charter)

CALIFORNIA WATER SERVICE GROUP
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐	Fee paid previously with preliminary materials.
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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(2) Form, Schedule or Registration Statement No.:

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This filing contains the following documents related to California Water Service Group’s (“California Water”) all-cash proposal to acquire SJW Group (“SJW”):

•      an updated website published on May 19, 2018, including the following links:

•      a press release issued by California Water on June 26, 2017;

•      a press release issued by California Water on September 11, 2017;

•      California Water’s 2015-2016 Corporate Citizenship Report; and

•      a video of California Water employee testimonials.

•      an open letter to SJW customers, employees, and communities from Martin A. Kropelnicki, President and Chief Executive Officer of California Water, published in the San Jose Mercury News on May 20, 2018.

Forward-Looking Statements

This filing and the following documents contain forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995 (“Act”). The forward-looking statements are intended to qualify under provisions of the federal securities laws for “safe harbor” treatment established by the Act. Forward-looking statements are based on currently available information, expectations, estimates, assumptions and projections, and management’s judgment about California Water, the water utility industry and general economic conditions. Such words as would, expects, intends, plans, believes, estimates, assumes, anticipates, projects, predicts, forecasts or variations of such words or similar expressions are intended to identify forward-looking statements. The forward-looking statements are not guarantees of future performance. They are subject to uncertainty and changes in circumstances. Actual results may vary materially from what is contained in a forward-looking statement. Factors that may cause a result different than expected or anticipated include, but are not limited to: the failure to consummate the proposed transaction with SJW upon the terms set forth in California Water’s Acquisition Proposal; governmental and regulatory commissions’ decisions; changes in regulatory commissions’ policies and procedures; the timeliness of regulatory commissions’ actions concerning rate relief; changes in environmental compliance and water quality requirements; electric power interruptions; changes in customer water use patterns and the effects of conservation; the impact of weather and climate on water availability, water sales and operating results; civil disturbances or terrorist threats or acts, or apprehension about the possible future occurrences of acts of this type; labor relations matters as we negotiate with the unions; restrictive covenants in or changes to the credit ratings on our current or future debt that could increase our financing costs or affect our ability to borrow, make payments on debt or pay dividends; and, other risks and unforeseen events. When considering forward-looking statements, you should keep in mind the cautionary statements included in this paragraph, as well as our Annual 10-K, Quarterly 10-Q, and other reports filed from time-to-time with the Securities and Exchange Commission. California Water assumes no obligation to provide public updates of forward-looking statements except to the extent required by law.

Important Additional Information

On May 15, 2018, California Water filed a preliminary proxy statement with the Securities and Exchange Commission (the “Preliminary Proxy Statement”) to solicit proxies in opposition to resolutions related to the pending merger between SJW Group and Connecticut Water Group. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PRELIMINARY PROXY STATEMENT, THE DEFINITIVE PROXY STATEMENT TO BE FILED BY CALIFORNIA WATER (WHEN IT IS AVAILABLE), AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. All such documents, if filed, would be available free of charge at the Securities and Exchange Commission’s website (www.sec.gov) or by directing a request to Innisfree M&A Incorporated at (888) 750-5834 (banks and brokers call collect at (212) 750-5833).

Participants in the Solicitation

California Water, its directors and certain of its officers and employees may be deemed to be participants in any solicitation of SJW Group stockholders in connection with the proposed transaction between California Water and SJW Group. Information about such participants, and a description of their direct or indirect interests, by security holdings or otherwise, is included in the Preliminary Proxy Statement.

**************************************************************

•Qualty 5efv•ce Value Our purfXJse s to enhance the qualty of life !Of our customers commun1t es em p oyees and stockholders LATEST NEWS PRESS RELEASES LETIERS ADDITIONAL MATERIALS CONTACTS California Water & San Jose Water: A Common-Sense Combination California Water is proposing to acquire SJW for $68.25 per share in cash to create a larger. stronger California-based water utility Latest News California Water Service Group Responds to SJW Group's Deceptive Letter to Stockholders California Water Service Group Files Preliminary Proxy Materials to Urge SJW Group's Stockholders to Vote Against Proposed Merger with Connecticut Water © 2018 California Water Service Group AU rights reserved

Quality. Service. Value. Our purpose is to enhance the quality of life for our customers, communities, employees, and stockholders.

LATEST NEWS | PRESS RELEASES | LETTERS | ADDITIONAL MATERIALS | CONTACTS

Employees | Customers | Communities | Stockholders

Employees

California Water and SJW employees will benefit from enhanced career opportunities that come from being part of a larger and stronger, California-focused organization that values their contributions and that is truly a great place to work, as voted by the Great Place to Work® Institute and The Bay Area News Group.

As part of its proposal for a common-sense combination with San Jose Water, California Water has committed to:

- **No employee lay-offs below the executive/officer level**
- **Honoring collective bargaining unit agreements**
- **No significant changes in compensation or benefits**

Employee Materials

Date	Title
5/14/18	California Water's commitment to employees

Employee Video


Marty Kropelnicki
President & CEO

California Water Employee Testimonials

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© 2018 California Water Service Group All rights reserved.

Disclaimer

Quality. Service. Value. Our purpose is to enhance the quality of life for our customers, communities, employees, and stockholders.

LATEST NEWS PRESS RELEASES LETTERS ADDITIONAL MATERIALS CONTACTS

Employees Customers Communities Stockholders

Customers

California Water and SJW customers will benefit from a larger and stronger California-based water utility better positioned to anticipate and meet their needs.

We believe a combined San Jose Water and California Water customer base will receive:

- Cost savings through the elimination of redundant public company costs
- Increased operational efficiencies from integrating adjoining service areas
- Sharing of resources, including California Water's leading-edge information technology systems
- Increased investing in water infrastructure to provide safe, reliable and high-quality water service

Customer Materials

Date	Title
5/14/18	Customer benefits from the proposed combination

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© 2018 California Water Service Group All rights reserved.

Disclaimer

Quality. Service. Value. Our purpose is to enhance the quality of life for our customers, communities, employees, and stockholders.

LATEST NEWS PRESS RELEASES LETTERS ADDITIONAL MATERIALS CONTACTS

Employees Customers Communities Stockholders

Communities

California Water is headquartered in San Jose and has a proven track record of supporting communities, donating more than $2.6 million to over 300 local community organizations in the last five years. The greater San Jose Community will benefit from California Water's intimate familiarity with SJW's operations and its track record of actively supporting the communities in which it operates.

California Water is committed to improving the quality of life in the communities it serves. With increased size and scale, we will be able to bolster key programs currently employed at California Water around conservation, affordability, sustainability, and environmental protection in our communities, such as:

- **Supporting disadvantaged neighboring communities who lack access to safe and reliable water**
- **Establishing low income and hardship grant programs to assist community members who have difficulty paying water bills**
- **Implementing water-use efficiency and water storage programs, as well as expanding recycled water distribution systems to additional service areas**

Community Materials

Date	Title
5/14/18	Local community benefits from the proposed combination

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© 2018 California Water Service Group All rights reserved.

Disclaimer

Stockholders SJW stockholders will benefit from california Water's all-cash proposal. w hich exceeds SJW's all-timo h rgh closing pnce. We beUeve our highly attractive proposal is superior for SJW stockholders: $68.25 per share in cash, representing immediate and certain value No financing contingency Quick completion of due diligence The proposal is condrtroned on termrnallon of SJWs existing merger transaction with Connect.cut Water. completion by ca~fom~a Water of confirmatory due diligence of SNI. finaUzrng definrtrve transactiOn documents between CaUfornia Water and SJW. and appUcabte regulatory ap!)rovals Stockholder Materials Date TrUe 5/11/18 5/02118 4/26/18 Colifornio Water Service Group Responds to SJW Group's Deceptive Letter to Stockholders California Water Service Group Files Preliminary Proxy Materials to Urge SJW Group's Stockholders to Vote Against Proposed Merger with Connecticut Water California Wc1ter service Group Connrms Proposallo Acquire SJW Group ror S68 zs Per Share In Cash

•Ouol( ty ServiCe Vol(ue Our purpow s to enholnce theqU<t( ty ofl1fe for our customers commun1t1es employeeolnd stockholders LATEST NEWS lESS RELEASES LETTERS ADDITIONAL MATERIALS CONTACTS Press Releases Date TrUe 5/11118 California Water Service Group Respondsto SJWGroup'sDeceptive Letter toStockholders 5102118 California Water Service Group Fi es Preliminary Proxy Materials to Urge SJW Group's Stockholders to Vote Against Proposed Merger with Connecticut Water 4/26/18 California Water Service Group Confirms Proposal to Acquire SJW Group for $6825Per Share in Cash © 2018 california Water service Group Allrights reserved.

•Ouarlty serv ce Value Our pur pose r s to enhance the quarlty of lfe f or ow customers commun tres employees and stockholders LATEST NEWS PRESS RELEASES LETTERS ADDITIONAL MATERIALS CONTACTS Letters To Come © 2018 California Water Service Group AU rights reserved.

•Qualty Service Value Our purpose os to enhance the quality of Life fOt our customers commun1toes employs and stockholders LATEST NEWS PRESS RELEASES LETTERS ADDITIONAL MATERIALS CONTACTS AdditionalMaterials SEC Filings Date TrUe 5/15/18 PRRN14A 5/14118 DFAN14A 5/11/18 DFAN14A 5/02118 DFAN14A 5/02/18 Preliminary Proxy Statement Fact Sheets Date TrUe 5/14/18 Overview of the proposed combination 5/14/18 Comparisonof the proposed California Water combination andproposed Connecticut Water merger 5/14/18 Customer benefits from theproposed combination 5/14/18 California Water's commitment to employees 5/14/18 Locacl ommunity benefits from the proposed combination California Water's commitment to environmentalsustainabi ity 5/14/18 Presentations Date TrUe 4/26/18 California Water Service Group Proposalto Acquire SJW Group for $68.25 Per Share © 2018 California Water Service Group AU rights reserved

Contacts Investor Contacts Thomas F. Smegal (408) 367-8200 Innisfree M&A Incorportated Scott Winter (212) 750-5833 Media Contacts Shannon Dean (408) 367-8243 Sard Verbinnen & Co. Meghan Gavigan/David Isaacs (415) 618-8750

California Water Service Group Named a Top Workplace in Bay Area for Sixth Consecutive Year

SAN JOSE, CA—(Marketwired - Jun 26, 2017) - The Bay Area News Group today named California Water Service Group (NYSE: CWT) one of the Top Workplaces in the Bay Area for 2017. This marks the sixth consecutive year that the company has received the honor, which was awarded based on input from local employees of its largest subsidiary, California Water Service (Cal Water).

Cal Water is a regulated water utility with 370 employees in the Bay Area. The utility serves approximately 385,600 people through 110,000 customer connections in Atherton, Cupertino, Los Altos, Los Altos Hills, Livermore, Menlo Park, Mountain View, Portola Valley, Redwood City, San Carlos, San Mateo, South San Francisco, Sunnyvale, and Woodside. Cal Water serves almost 2 million people through 482,400 customer connections statewide.

“At Cal Water, we are committed to improving the quality of life in the communities we serve, and I believe there is a direct correlation between how our employees feel about the company and the importance of the service we provide,” said Martin A. Kropelnicki, Cal Water President and CEO. “We value our employees’ contributions and seek to create an environment where employees can learn, grow, and thrive while delivering the quality, service, and value we promise to every customer.”

The Top Workplace rankings are based on survey information collected and analyzed by an independent research company specializing in employee engagement and retention. The survey asks employees about company leadership, compensation and training, diversity/inclusion, career development, family-friendly flexibility, and values and ethics.

About California Water Service Group

California Water Service Group is the parent company of California Water Service, Washington Water Service, New Mexico Water Service, Hawaii Water Service, CWS Utility Services, and HWS Utility Services. Together these companies employ 1,163 people who provide regulated and non-regulated water service to approximately 2 million people in more than 100 California, Washington, New Mexico, and Hawaii communities. The company’s common stock trades on the New York Stock Exchange under the symbol “CWT.” More information is available at www.calwatergroup.com.

Contact: Yvonne Kingman (310) 257-1434

California Water Service Group Named Great Place to Work® for Second Consecutive Year

SAN JOSE, Calif., Sept. 11, 2017 (GLOBE NEWSWIRE) — For the second year in a row, California Water Service Group (NYSE:CWT) has been named a Great Place to Work® by the Great Place to Work® Institute. The recognition is reflective of the Group’s ongoing commitment to employees in its regulated California, Hawaii, New Mexico, and Washington subsidiaries.

The 2017 Great Place to Work® certification is comprised of two components. The first is a Culture Audit© regarding the company’s programs and practices on hiring, internal communication, developmental opportunities, training, recognition, and diversity. Second is a Trust Index© based on employee responses about their experience with the company. In the employee survey, team members at California Water Service, Hawaii Water Service, New Mexico Water Service, and Washington Water Service were asked their opinions about factors such as leadership, credibility, respect, fairness, pride, and camaraderie in their workplace. Scores are benchmarked against top workplaces in the United States to assess a company’s results, according to the Institute.

“We could not fulfill our purpose of improving the quality of life for our customers, communities, and stockholders if we were not equally committed to our employees,” said President and CEO Martin A. Kropelnicki.

The 2017 designation certifies California Water Service Group and its subsidiaries as a Great Place to Work® for the next 12 months. Fortune magazine’s annual Best 100 Companies to Work For® is compiled from among the companies certified as a Great Place to Work®.

“I’m honored that our employees and the Great Place to Work® Institute have recognized us again, and I renew our pledge to build upon the already high standards we set for ourselves in order to continue earning our employees’ trust and loyalty while providing quality, service, and value to our customers,” Kropelnicki said.

About California Water Service Group

California Water Service Group is the parent company of California Water Service, Washington Water Service, New Mexico Water Service, Hawaii Water Service, CWS Utility Services, and HWS Utility Services. Together, these companies provide regulated and non-regulated water service to approximately 2 million people in more than 100 California, Washington, New Mexico, and Hawaii communities. Group’s common stock trades on the New York Stock Exchange under the symbol “CWT.” Additional information is available online at www.calwatergroup.com.

Contact: Yvonne Kingman (310) 257-1434

California Water Service Group 2015-2016 Corporate Citizenship Report TH E B A R RA I S I N G TH E B A R California Water Service Group 2015-2016 Corporate Citizenship Report continued… 1 CEO MESSAGE CUSTOMERS COMMUNITIES EMPLOYEES STOCKHOLDERS ENVIRONMENT

QUALITY. SERVICE. VALUE. 2 CEO MESSAGE CUSTOMERS COMMUNITIES EMPLOYEES STOCKHOLDERS ENVIRONMENT

RAISING THE BAR

Welcome

"We are what we repeatedly do. Excellence, then, is not an act, but a habit." Aristotle's words could not ring truer for California Water Service Group, especially when it comes to being a responsible steward of Earth's precious natural resource. 2015 and 2016 were intense, as California endured the worst drought in state history and all of our California districts were subject to mandatory water-use reductions. Our districts stepped up, not just meeting the 25% overall state target, but surpassing it company-wide.

While responding to the drought emergency, we also submitted rate cases in Hawaii and California to seek recovery on water system improvements and operational costs, ramped up our strategic main replacement program, reached a six-year agreement with our labor unions, and met the first-ever state water quality standard for chromium-6.

Through it all, we never lost sight of our responsibility for being a good corporate citizen, and over the last two years, we have sought ways to raise the bar in this area.

I'm proud to share these efforts in this Corporate Citizenship Report. Going forward, we will continue to seek and implement improvements that will allow us to continue delivering on our promise to provide quality, service, and value to our customers, communities, employees, and stockholders.

Martin A. Kropelnicki

Martin A. Kropelnicki
President and CEO
California Water Service Group

CEO MESSAGE ▶ CUSTOMERS ▶ COMMUNITIES ▶ EMPLOYEES ▶ STOCKHOLDERS ▶ ENVIRONMENT ▶

California Water Service Group 2015-2016 Corporate Citizenship Report

RAISING THE BAR



145,500 visits to customer usage web site. **48,000+** calls taken at Drought Call Center. **2.6 million+** pieces direct-mailed for drought/conservation programs/rewards. **300+** community meetings.

continued...

4

CEO MESSAGE CUSTOMERS COMMUNITIES EMPLOYEES STOCKHOLDERS ENVIRONMENT

California Water Service Group 2015-2016 Corporate Citizenship Report 26.8 WATER-USE REDUCTION June 2015-July 2016 (compared to 2013): 38,804,314 gallons (26.8%) Customers First Drought We are committed to promoting responsible water use. In April 2015, California Gov. Jerry Brown called for a 25% mandatory reduction in urban water use by February 2016 compared to 2013. When the State Water Resources Control Board (State Board) set water-use reduction requirements ranging from 8% to 36% for water suppliers to meet this mandate, California Water Service (Cal Water) assembled a dedicated drought team to achieve these targets in our 24 systems. Through our “customer-first” approach, our service areas collectively reduced water use by 26.8%, exceeding the State-mandated 25% target. As drought conditions endure in some parts of the state, Cal Water customers continue to conserve, even though the State suspended mandatory water-use reductions in the summer of 2016. Going forward, we expect the State to issue a framework for permanent conservation standards in early 2017. Cal Water will continue to maintain our customer-first approach as we strive to maintain and strengthen relationships we have built with customers since the drought emergency began. Water Quality We are committed to meeting increasingly stringent federal and state water quality standards. After the State of California’s Division of Drinking Water (DDW) set the nation’s first drinking water standard for chromium-6 in late summer 2014, Cal Water constructed 10 treatment plants in 2015 and 2016 in its Willows, Dixon, and Salinas systems to comply with the new standard of 0.01 parts per million. Anticipating the regulation of chromium-6, we had conducted pilot research to determine that strong-base anion exchange technology would be the most effective — and cost-effective—means to remove the constituent from the water at most locations where treatment was required. As chromium waste was generated from the treatment process, Cal Water and our treatment equipment manufacturer began collaborating with a mixed metals recycling facility to recycle and reuse the waste in future chrome manufacturing. Knowing the rate impact that compliance with the new standard in a short time frame would have on customers, we aggressively pursued options to offset the cost of research and removal of the constituent. In 2015, Cal Water received a $5 million grant from the DWR and another $175,000 grant from the Water Research Foundation, which directly offset the impact for our Willows and Dixon customers. continued… Achieving these reductions was no small feat, and in every action, we considered the impact to our customers first. Cal Water team members engaged in public meetings, door-to-door walkabouts, conservation gardening classes, coffee roundtables, focus groups, advertising, social media, and more to educate our customers. We added a turf replacement rebate program, toilet delivery program, and commercial water-use efficiency evaluations to our robust portfolio of conservation programs. Our dedicated, multilingual Drought Call Center responded to customer inquiries and processed appeals for individualized customer water budgets. We implemented water waste violation procedures to encourage customers to observe the State’s prohibited uses of water, while rewarding customers who saved water with financial incentives and recognition events. And, we embarked on research projects with the State Board and Department of Water Resources (DWR) to help inform long-term water-use efficiency standards for commercial, industrial, and institutional customers, and with the Public Policy Institute of California to help define cost-effective strategies for increased drought resiliency. 5 CEO MESSAGE CUSTOMERS COMMUNITIES EMPLOYEES STOCKHOLDERS ENVIRONMENT

In California in 2015, we tested 48,754 water samples in our state-of-the-art water quality laboratory, which is fully certified for 106 fields of testing by the Environmental Laboratory Accreditation Program. Water quality standards continue to become more stringent. DDW is expected to set a first-ever maximum contaminant level (MCL) for 1,2,3-trichloropropane, commonly known as TCP, by early 2017. TCP is a chemical used historically as a paint and varnish remover, cleaning and degreasing agent, and cleaning solvent, and in manufacturing pesticides. Although no longer used, the contaminant remains in soil. This new standard could impact our Bakersfield, Visalia, Stockton, South San Francisco, Chico, and Selma systems, where wells contain detectable amounts of TCP. Even without an established MCL, Cal Water has been actively monitoring for TCP in our wells and proactively designing treatment to comply with the standard that is ultimately set. We are also currently a plaintiff in the largest TCP litigation in the State of California to seek damages from Dow and Shell, the parties responsible for the TCP contamination, so that our ratepayers will not have to bear the eventual costs of treatment. the EPA; however, our Chico and Visalia districts were impacted by the new HA, which is not a regulatory limit but rather a threshold above which action should be taken to reduce exposure to an unregulated contaminant. Regardless, we immediately took steps to minimize the use of one water source affected, shut off the other source that would have been impacted, and began investigating treatment options. Lead continues to be a hot topic in the news as a result of the water quality crisis in Flint, Michigan. Group and its subsidiaries are compliant with health and safety codes mandating the installation of lead-free materials in public water systems. We have also worked proactively to eliminate any lead-bearing materials from our systems and test our water sources to ensure that they are not corrosive toward plumbing materials. And, we follow the Lead and Copper Rule to the letter, testing water inside a representative number of customers’ homes that have plumbing most likely to contain lead and/or lead solder. This testing, combined with other water quality tests, tells us if the water is corrosive enough to cause lead from home plumbing to leach into the water. If the “action level” for lead is ever exceeded in a community, we work with our customers to investigate the issue and, if necessary, implement corrosion control before lead levels ever create a health issue. We are currently collaborating with schools in our service areas and working to develop a plan to enhance lead and copper testing in schools. And, we continue to work proactively with any com-munities that may have concerns about lead in drinking water Additionally, in 2016, the U.S. Environmental Protection Agency (EPA) set a lifetime health advisory (HA) limit of 70 parts per trillion combined for perfluoroctanesulfonic acid and perfluorocaprylic acid, also called PFOS and PFOA, respec-tively. These were manmade compounds once used to make carpets, clothing, furniture fabrics, paper packaging for food, and other materials like cookware that are resistant to water, grease, or stains. They were also used in firefighting foams to ex-tinguish fuel fires and in industrial processes. All of Cal Water’s systems were compliant with the previous, provisional HA set by 6 CEO MESSAGE CUSTOMERS COMMUNITIES EMPLOYEES STOCKHOLDERS ENVIRONMENT

California Water Service Group 2015-2016 Corporate Citizenship Report In our efforts to continuously improve service to our customers, Cal Water launched its online Customer Contact Update (CCU) system in 2015. Through this system, customers can quickly and easily update their contact information at their convenience to ensure they are reached in the event of a water-related emergency and with other important water service information. Customers can also set preferences for how they are notified in non-emergency situations in CCU. Additionally, we have a robust cross-connection control program in place to ensure that the water we serve is not compromised in the distribution system by potential backflow from private and public properties. In 2016, we created a key performance indicator (KPI) to measure annual backflow prevention assembly testing and compliance with our cross-connection control program. Our cross-connection control specialists and water quality team are working to ensure all 26,736 backflow prevention assemblies installed in California are tested by the end of 2016, in accordance with this KPI and DDW guidelines. At the same time, Cal Water, Hawaii Water Service Company (Hawaii Water), and Washington Water Service Company (Washington Water) were implementing a new customer service platform that would increase efficiency and provide customers with more options. Rolled out in early 2016, the new Customer Care & Billing (CC&B) system provides customer service representatives with a more comprehensive snapshot Customer Service We are committed to providing affordable, excellent service. Cal Water regularly measures customer service-related KPIs not only for the California Public Utilities Commission (CPUC) as part of General Order 103, but also to ensure internally that we are providing customers with excellent service. Even though our Customer Centers and Drought Call Center received more than 53,000 additional calls in 2015 over 2014, primarily due to the drought emergency and new water-use requirements for our customers, our districts still answered 84% of calls in 20 seconds, and our Call Center answered 88% of calls within 20 seconds. Additionally, in 2015: • Of the 183,224 customer-requested work orders generated, 99.6% were completed on time. • Although the CPUC allows a four-hour service appointment window, of the 21,966 service appointments scheduled, our field representatives arrived within the more stringent two-hour window that we set for ourselves 96.1% of the time. • Of 5,349,413 meter reads scheduled, 99.5% were physically read by our meter readers. One-half of one percent of reads were estimated due to access and safety concerns, and crews conducted follow-up to remedy those situations. • As in years past, 99.9% of payments were posted accurately, and 100% of bills were mailed within seven days of the meter being read. • Of our 480,955 customer connections in California, 0.02% reported a complaint to the CPUC’s Consumer Affairs Branch. 676,420 CALLS RECEIVED IN 2015 623,345 CALLS RECEIVED IN 2014 continued… 7 CEO MESSAGE CUSTOMERS COMMUNITIES EMPLOYEES STOCKHOLDERS ENVIRONMENT

California Water Service Group 2015-2016 Corporate Citizenship Report continued… 8 CEO MESSAGE CUSTOMERS COMMUNITIES EMPLOYEES STOCKHOLDERS ENVIRONMENT

California Water Service Group 2015-2016 Corporate Citizenship Report of a customer’s account, which in turn allows the employee to respond more quickly to a customer’s needs. The system also allows the representative to set reminders for customer follow-up, assist customers with more billing activities, experience better navigation to other Cal Water business processes and a faster database response time — which means less waiting for customers, and allows for a balanced payment plan for customers who prefer to pay a predictable, even amount each month. The balanced payment plan feature will be rolled out in customers who meet maximum income guidelines. As of January 2016, 22% of residential Cal Water customers statewide were participating in LIRA. In our Bakersfield, East Los Angeles, Livermore, Marysville, and Selma districts, participation is even higher, with 40-50% of residential customers enrolled. In districts where the costs to provide water service are higher than normal and there are fewer customers to share those costs, customers continue to benefit from our Rate Support Fund, which is a subsidy supported by all other customers statewide. Currently, customers in our Kern River Valley, Redwood Valley, and portions of our Antelope Valley districts receive this subsidy, which provides a discount of $15 to $58 off of each monthly bill, depending upon the service area. 86,283 residential customers enrolled in LIRA 6,455 Cal Water customers receive subsidies through the Rate Support Fund $73,795 provided in scholarships and hardship grants in 2015-2016 the near future. New Customers In 2015, New Mexico Water Service Company (New Mexico Water) acquired Indian Hills Water Company, adding 235 customers in the Indian Hills, Woodland Hills, and Squaw Valley areas of Torrance County. The subsidiary immediately made improvements to ensure that those customers would no longer experience the frequent, sometimes extended water outages they endured for many years. The team is currently making significant capital improvements — replacing more And, customers facing hardships can receive grants of up to $200 per year to help pay their bills through the Cal Water Cares hardship grant program. This program is funded by the Group’s shareholders, not ratepayers. J.D. Power Award Our customer-first approach has not gone unnoticed by our customers. In 2016, Cal Water was incredibly proud to be ranked “Highest in Customer Satisfaction Among Water Utilities in the West” by J.D. Power in its inaugural residential water utility customer satisfaction survey. In this study, water utilities were divided into four U.S. regions: Northeast, Midwest, South, and West. Cal Water was ranked against 23 other utilities serving a population of at least 400,000 residents in the western portion of the United States. We will continue to work diligently to earn our customers’ satisfaction. Readers interested in more information can visit www.calwater.com/power. than one mile of main, constructing a new well and booster pump station with backup generator power, adding a 40,000-gallon storage tank, and securing additional water rights — to the Indian Hills system to address long-term reliability and supply concerns. Affordability Beyond operating as efficiently as we can to keep rates as low as possible, we assist customers having a harder time making ends meet. Our Low-Income Rate Assistance (LIRA) program provides a 50% discount off the service charge to enrolled 9 CEO MESSAGE CUSTOMERS COMMUNITIES EMPLOYEES STOCKHOLDERS ENVIRONMENT

California Water Service Group 2015-2016 Corporate Citizenship Report RA I S I N G TH E B A R Our commitment to our customers goes beyond providing high-quality, reliable water service. We are a part of our communities. continued… 10 CEO MESSAGE CUSTOMERS COMMUNITIES EMPLOYEES STOCKHOLDERS ENVIRONMENT

California Water Service Group 2015-2016 Corporate Citizenship Report Continued Commitment to Communities Community Support In late June 2016, the fast-moving wildland fire dubbed the Erskine Fire charred more than 48,000 acres in Cal Water’s Kern River Valley District. The fire destroyed 285 homes, 261 of which belonged to our customers, and displaced many more residents. While our infrastructure remained intact, power and water service were knocked out. Our operations, water quality, and engineering teams worked around the clock to restore and maintain water service while power remained out, and to lift boil water advisories issued in four of our systems as a result of the outages. Other Cal Water team members from across the state leapt into action to staff our Emergency Operations Center and local Incident Command Center, bring portable generators to the Valley and relieve personnel on the ground, and help provide relief to local residents. For more than a week, crews distributed free bottled water to residents— even after the boil water advisories had been canceled — to help those who had been displaced. Beyond bottled water, Cal Water shareholders donated gift cards to help customers whose homes had burned down get back on their feet, and Cal Water employees collected personal funds to donate to victims of the fire. Through their fundraising drive, Cal Water employees made a separate donation of $42,795 to the local Salvation Army to assist Erskine Fire victims. As we sought unique ways to make a difference in our commu-nities, we embarked on an opportunity to help veterans and other families in need in our Bakersfield District. By donating land from a former well site to Golden Empire Affordable Housing, we were able to provide 56 low-income families and homeless veterans with a recreational area outside of their new affordable housing complex. When completed, this space included a shaded pavilion, a bocce ball and horseshoe court, landscaping, and walking paths to bring the community spirit back to those who need it most. Also in 2015, we expanded our college scholarship program for students in our service areas who were pursuing higher education. The scholarship program, originally launched in California, was extended to students in Hawaii Water and Washington Water service areas starting with the 2015-2016 school year. In fall 2015, we awarded a total of $60,000 in scholarships to 22 students in California, Hawaii, and Washington, 10 of whom were the first in their families to attend college. This fall, we awarded another $60,000 in scholarships to 24 students for the 2016-2017 academic year. Ten of these students were also first-generation college students. In total, the Group and our subsidiaries donated more than $600,000 in 2015 to charitable organizations in our California, Hawaii, New Mexico, and Washington service areas through the Group’s philanthropic giving program. Among signifi-cant contributions were $10,000 to the Food Bank of Monte-rey County after a fire devastated the charity’s facilities and $198,000 to charities through Operation Gobble to help provide holiday meals to those in need. Contributions during the year supported various local non-profits such as Boys & Girls Clubs, Bethlehem Center in Visalia, Lucerne Alpine Senior Center in Similarly, when the Valley Fire destroyed and threatened thousands of homes and businesses — even those of Cal Water employees — near our Redwood Valley District in northern California in 2015, our employees company-wide generously made donations to help neighbors in their time of need. With a matching donation by the company, Cal Water provided an $11,000 contribution to the American Red Cross Fire Relief Fund. continued… 11 CEO MESSAGE CUSTOMERS COMMUNITIES EMPLOYEES STOCKHOLDERS ENVIRONMENT

leaks. A few examples of our main replacement projects in 2015 were: • 5,090 feet of main in east Stockton, with portions of original main dating back to 1915 • 4,305 feet of main in north Visalia to replace a main that was about 50 years old • 4,000 feet of main in southwest San Carlos in our Bayshore District to replace a main installed in 1958 Lucerne, Permission to Start Dreaming Foundation in Washington, Greater Belen Chamber of Commerce’s annual street festival and fundraiser in New Mexico, and United Cerebral Palsy of Hawaii and Maui Food Bank in Hawaii. Water Supply Reliability As the effects of the drought started to show, diminishing water levels jeopardized supply reliability. In our Redwood Valley District’s Lucerne system, where 100% of our customers’ supply comes from Clear Lake, the water level was threatening to drop too low to be pumped by existing equipment. Our team of local employees, engineers, and water quality professionals secured a $136,000 grant from DDW to upgrade the intake pump in the lake and maintain an uninterrupted water supply without impacting customers’ rates. With the grant, we extended the depth of the pump by two feet in the short term and designed a floating intake pump structure that is responsive to rising and falling lake levels for the long term. Other infrastructure improvement highlights in 2015 include: • 5 wells constructed, ranging from 30 gallons per minute in Kern River Valley’s Lakeland system to 1,800 gallons per minute in the East Los Angeles District • 6 booster pump stations built, 4 to replace older stations and 2 new stations • 4 storage tanks constructed, a 50,000-gallon tank in the Salinas District’s Las Lomas system; 2 tanks side by side in our Bear Gulch District with a combined 120,000-gallon capacity; and a 150,000-gallon tank in Livermore • 1 iron-and-manganese treatment plant in East Los Angeles • 1 emergency interconnection in the Westlake District with the City of Thousand Oaks, joining another emergency interconnection completed in December 2014 The water supply in our Bakersfield District was also threatened, but in 2015, Cal Water executed a mutually beneficial trade agreement with Improvement District No. 4 (ID4) and the Kern Delta Water District, with assistance from the City of Bakersfield. Through the agreement, ID4 would deliver up to 10,000 acre-feet of water from the Kern River to the City of Bakersfield’s intake, which would be used at two of our critical water treatment plants. In exchange, Cal Water would deliver up to 10,000 acre-feet of banked water to ID4 through the City’s 2,800-acre recharge facility. While our sources remained reliable, the drought dried up the water supply for residents in some Central Valley areas. And, we were glad to be in a position to help. When a community of 26 families in Visalia’s private wells went dry, we installed 3,000 feet of water main from our system to provide water service to this community. We were also able to supply emergency water to other areas in Tulare, Kern, and San Mateo counties that found themselves in the same situation. Supplier Diversity To ensure we get the best product or service for the best value on our projects, all purchases greater than $25,000 require competitive bids from multiple vendors. As part of this practice, we also include women-, minority-, disabled veteran-, or LGBT-owned businesses in the competitive bidding process. More diverse suppliers are now doing business with Cal Water, with 228 CPUC Clearinghouse-certified vendors now part of our supply chain, up 36% from 2014. The increased competition has provided quantifiable benefits, as about $1 million in cost To further improve supply reliability, Cal Water nearly tripled the rate at which aging pipelines or those at higher risk of failure were being replaced. In 2015, the company replaced 16 miles of water main in our service areas. In 2016, we are replacing 46 miles of main. Increasing the rate at which we replace aging and higher-risk mains will also reduce lost water and mitigate risks from potential environmental impacts due to 12 CEO MESSAGE CUSTOMERS COMMUNITIES EMPLOYEES STOCKHOLDERS ENVIRONMENT

California Water Service Group 2015-2016 Corporate Citizenship Report $40,886,748 of our spending in 2015 was with disabled veteran-, minority-, women-, and LGBT-owned businesses In 2016, a disabled veteran-owned business won a $1.1 million contract to install a 1,300-feet-long, 16-inch, ductile iron pipeline in Cal Water’s Bayshore District. The vendor had previously worked as a subcontractor, building its capacity and experience to successfully bid directly into our construction projects. savings with diverse businesses in 2015 and $1.2 million in the first half of 2016 alone will be passed on to ratepayers. In total, 22.8% of our spending in 2015 was with diverse suppliers. services, we separately bid and awarded construction materials contracts on a regional basis. Two vendors were awarded material supply contracts for three-year terms. These efforts resulted in an estimated annual savings of more than $4 million to Cal Water and its customers. Master Contracts In a similar effort to ensure we receive quality services at the most competitive pricing, in early 2015, Cal Water— working with a consulting firm that specializes in strategic sourcing— embarked on an extensive effort to restructure and solicit bids for underground construction services. Multi-year master contracts were offered for bid on a district-by-district basis, and awards were made to six incumbent contractors and two new contractors. The process created increased competition and yielded subsequent cost savings. It also ensured continued high levels of service. To further reduce costs for products and Local Economic Impact Where possible, we also seek to make purchases within our service areas, putting money back into the local economy. For example, in 2015, Cal Water spent $5.0 million with local vendors in our Bakersfield service area. Using a 2.09 income multiplier index from the Bureau of Economic Analysis, the economic impact of those purchases was $10.4 million. In our Visalia District, we spent $1.4 million in 2015 with local vendors, for an economic impact of more than $2.9 million. 13 CEO MESSAGE CUSTOMERS COMMUNITIES EMPLOYEES STOCKHOLDERS ENVIRONMENT

California Water Service Group 2015-2016 Corporate Citizenship Report RTAHIES IBNAGR TH E B A R continued… 14 CEO MESSAGE CUSTOMERS COMMUNITIES EMPLOYEES SHAREHOLDERS ENVIRONMENT

California Water Service Group 2015-2016 Corporate Citizenship Report Employees Above & Beyond Employer of Choice Not only are we committed to our customers and communities, we are also devoted to our employees. In addition to the J.D. Power recognition, Cal Water was proud to be named a Top Workplace in the Bay Area for the fifth year in a row by Bay Area News Group. With 338 employees in our San Jose headquarters and our Bayshore, Bear Gulch, Livermore, and Los Altos districts, we compete for talent and this honor with some of the best-known technology and research companies in the world. Top Workplace rankings are based on employee responses about company leadership, compensation and training, diversity and inclusion, career development, family-friendly flexibility, and values and ethics. While this ranking is specific to the company’s Bay Area employees, in 2015, first time. This designation was based on two components: first, a Culture Audit© designed to understand the company’s programs and practices regarding hiring, internal communica-tion, developmental opportunities, training, recognition, and diversity; second, a Trust Index© based on employee responses about their experience with the company with regard to lead-ership, credibility, respect, fairness, pride, and camaraderie. Ninety-three percent of the company’s respondents answered favorably when asked whether, taking everything into account, they considered the company to be a “great place to work.” We believe that if we take care of our employees, they will take care of our customers. And, we intend to build upon the already high standards we set for ourselves to continue earning our employees’ trust and loyalty, in order to make them our best ambassadors. we also utilized the independent research firm to survey all 1,100 employees to gauge company-wide sentiment and determine how the Group and our subsidiaries can better support them. We utilized an independent research firm to survey all 1,100 Technology as an Enabler In 2015, Cal Water deployed a new, innovative mobile tool by Kloudgin that would schedule field work orders coming in from multiple existing applications seamless-ly and in real time leveraging cloud technology. Our field represen-In 2016, California Water Service Group was also certified as a Great Place to Work® by the Great Place to Work® Institute for the employees to gauge how we can better support them. tatives continued… 15 CEO MESSAGE CUSTOMERS COMMUNITIES EMPLOYEES SHAREHOLDERS ENVIRONMENT

have access to customer data, plat maps, turn-by-turn directions, and other information on a mobile device. Back-office processes such as inventory, vehicle mileage, and timecards, which historically relied on paper forms, are now automatically recorded. This platform not only makes employee operations more efficient, but also improves customer satisfaction as more jobs can be completed faster. in their respective fields, opportunities that the company subsidizes. For company-required training, we launched our online Learning Management System in 2015, which allows employees to take needed training at their convenience. To attract and retain talented employees, we offer a competitive benefits package that includes medical, dental, and vision insurance; a 401(k) retirement plan; a fully-funded pension plan; generous paid time off; and more. We have worked to reduce costs to administer our benefits plans by restructuring our insurance coverage in 2015. This was made possible with strong support from our unions and by working together with management in support of our one-team approach. Safe Workplace Our employees’ safety is of paramount importance, and our officer team formed an Executive Safety Committee in 2016 to address safety concerns company-wide and renew our commitment to keeping our employees safe. We have been working to improve two statistics used to assess our safety performance, our Total Case Incident Rate (TCIR) and days away, restrictions, and transfers (DART). TCIR is a measurement of workplace injuries, defined as the average number of work-related injuries incurred by 100 employees in one year. DART helps determine the rate at which workplace injuries and illnesses require employees to miss work, perform restricted work activities, or transfer to another job within a calendar year. Over a five-year period, we cut our TCIR in half from 12.5 in 2011 to 6.3 in 2015, and reduced the DART rate from 5.1 in 2011 to 4.3 in 2015. Our 2016 numbers continue to reflect our commitment to safety, as our TCIR was 5.7 and DART rate was 3.6 through July. Continuous Improvement Our employees grow personally and contribute to improving the company through our Continuous Improvement approach to the business. In Continuous Improvement, employees work in teams to identify issues and develop solutions that improve our service or efficiency. At the same time, the employees develop analytical, public speaking, and team-building skills. Working together, we are truly “One Team.” Some of the Continuous Improvement projects approved in 2015 and 2016 include: • Addition of a trailer holding two 300-gallon water tanks to maintain water service to businesses that can’t operate without water or customers with special needs during water service interruptions. This also allows our Chico District to schedule shutdowns during normal business hours instead of after-hours, which saves labor costs and creates a safer working environment. • Creation of a hose prototype with a one-way check valve and pressure relief valves, also in our Chico District, to ensure water quality is maintained when using a hose-to-hose connection to maintain service to a property. • Training for new employees to properly handle chlorine, a disinfectant often used. This training, plus an annual refresher training, was developed by a team in our Bakersfield District in collaboration with our Environmental and Safety departments. • Purchase of an all-material locator and handheld ground-penetrating radar to locate non-metallic pipes in the Bakersfield District and improve accuracy of Underground Service Alert locating and marking, in the event that infrastructure as-built maps are outdated or Improving these metrics requires equipping our employees with the skills, knowledge, and tools they need to safely perform their work duties. To this end, our Safety Department rolled out a number of safety initiatives and programs in 2015 and 2016, such as conducting “See Something, Say Something” and “Active Shooter” training; participating in National Safety Stand-Down meetings company-wide; relaunching and re-energizing local safety committees; implementing a 24-hour-per-day, 7-day-per-week triage nurse hotline to help injured employees get the care they need; launching OSHA 30 training for district management; conducting Emergency Action Guidebook pro-cedure training for both field and office employees; and more. Professional Development and Benefits At California Water Service Group, we want employees coming on board to stay for the long haul and grow in their careers with us. Employees are encouraged to take professional development and continuing education courses 16 CEO MESSAGE CUSTOMERS COMMUNITIES EMPLOYEES STOCKHOLDERS ENVIRONMENT

California Water Service Group 2015-2016 Corporate Citizenship Report J.D. Power, Top Workplace, Great Place to Work, and Hermes Creative Platinum - major awards earned in 2016 for excellence in the workplace, customer service, and communications original measurements were not complete. The team also provided training to our vendors on this equipment. • Purchase and use of a specialized drill to pinpoint main and service leaks faster and eliminate potential injuries associated with difficult identification of main leak locations in the East Los Angeles District. • Bringing water to Oroville District customers from Lake Oroville and one of Cal Water’s pump stations instead of the Miocene Canal, as the aging lower canal was leaking and causing water loss. • Purchase and installation of an inversion oxygenation system to reduce or remove taste and odor caused by naturally occurring algae in the Bear Gulch District’s surface water reservoir. • Installation of analyzers to continuously monitor chlorine residuals at each point of entry into the Dixon distribution system, and connection of the analyzers to the Supervisory Control and Data Acquisition (SCADA) system to allow for remote monitoring. • Purchase of emergency provisions including food, water, and bedding to enable the Los Altos District to be better equipped to manage a longer-term emergency such as a major earthquake. 17 CEO MESSAGE CUSTOMERS COMMUNITIES EMPLOYEES STOCKHOLDERS ENVIRONMENT

California Water Service Group 2015-2016 Corporate Citizenship Report

RAISING THE BAR



In 2016, California Water Service Group increased the annual dividend for the 49th consecutive year. In July 2016, Group's Board of Directors issued the 286th consecutive quarterly dividend.

Rate Relief

As we work hard to ensure our water and wastewater systems are reliable for our customers, we invest prudently in infrastructure in order to earn a return for our stockholders.

In 2015, The Hawaii Public Utilities Commission (HPUC) authorized nearly $3 million in annual revenue increases for Hawaii Water Big Island systems. The first decision approved an increase of $2,101,024 in our Kona system, called Kona Water Service Company, for water and wastewater system improvements in the Kukio Resort area. The second decision approved an increase of $673,996 for our Waikoloa wastewater system, which operates as West Hawaii Sewer Company. The increases provided rate relief for investments including installation of emergency generators, maintenance and updates to the water and wastewater treatment plants, replacement of a well pump, and replacement of the SCADA system in the Kona Water service area; along with installation of two new wastewater treatment plants in the West Hawaii Sewer service area.

Hawaii Water's Ka'anapali water system received authorization by the HPUC in September 2016, less than 10 months after filing our rate case, to increase annual revenues by $1,061,351 in Ka'anapali. This increase allowed Hawaii Water to recover costs for improvements including replacement of meters and service lines, recoating and reinforcement of a 1.5-million-gallon tank, replacement of an aging 50,000-gallon storage tank with a 100,000 gallon tank, replacement of another 10,000-gallon storage tank, upgrades to the SCADA system, and well pump and motor replacements. The decision also authorized recovery for Hawaii Water's long-term Water Supply and Facilities Master Plan.

continued...

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CEO MESSAGE CUSTOMERS COMMUNITIES EMPLOYEES STOCKHOLDERS ENVIRONMENT

California Water Service Group 2015-2016 Corporate Citizenship Report We have a liquidity score of “exceptional,”the highest possible, and an A+stable credit rating by Standard & Poor’s. New Heights For SUPDLholders Cal Water filed its triennial General Rate Case (GRC) in July 2015 for all of its service areas. Eighty percent of the revenue requested in this application was for infrastructure improvements and water supply projects needed to continue providing safe, reliable water service. The filing reflected Cal Water’s aggressive cost control measures to reduce employee benefit costs, freeze headcount except for capital-related positions, operate facilities during non-peak power use times, and more. In September 2016, Cal Water entered into a settlement agreement with the CPUC’s Office of Ratepayer Advocates and other parties that would authorize Cal Water to invest $658.8 million in capital improvements over three years and also increase the company’s systematic water main replacement rate to a minimum of 0.5% per year in most districts. Under the settlement, Cal Water would be authorized to increase gross revenue by about $45.0 million in 2017, $17.2 million in 2018, $16.3 million in 2019, and up to $30.0 million upon completion and approval of advice letter projects. The settlement also proposes consolidating the rates of certain smaller, isolated service areas into larger, regional ratemaking units to address affordability concerns. The CPUC may adopt, deny, or amend the settlement when it makes a decision on Cal Water’s GRC, expected by the end of 2016. capital activities for the Group and our subsidiaries, including short-term financing of capital projects. Also in 2015, Cal Water sold $150 million of first mortgage bonds to pay down outstanding short-term debt and have additional funds for general corporate purposes, including capital projects. Corporate Governance Under Institutional Shareholder Services, Inc.’s (ISS) corporate governance benchmarking tool, ISS Governance Quickscore 3.0, we have an overall corporate governance score of “1,” with “1” being the highest score possible. ISS is one of the largest shareholder voting advisory firms, a rating that we do not take lightly. Among our efforts to ensure best practices, we have: • A code of ethics and insider trading policy for the board, management, and employees • Clawback and anti-hedging policies for executives • A special Board of Directors committee for risk management • An annual “say on pay” stockholder vote on executive compensation • Majority voting for electing directors to the Board • Board and Committee charters to ensure oversight • Internal controls to ensure we have no material weaknesses identified or reported by independent auditors, and no significant financial reporting deficiencies • Multiple channels for employees to report concerns, whether they choose to report concerns to management or human resources, or through quarterly questionnaires conducted in accordance with Section 302 of the Sarbanes-Oxley Act Financing We are proud of the confidence our creditors have in us. In 2015, California Water Service Group entered into unsecured revolving credit facilities of $450 million with Bank of America Merrill Lynch, CoBank, US Bank, and Bank of China. The agreement, secured for a five-year term, would support working 19 CEO MESSAGE CUSTOMERS COMMUNITIES EMPLOYEES STOCKHOLDERS ENVIRONMENT

RA I S I N G TH E B A R Members of the Greater Kaweah Groundwater Sustainability Agency include Cal Water, the County of Tulare, Kaweah Delta Water Conservation District, Lakeside Irrigation Water District, Kings County Water District, and St. Johns Water District continued… 20 CEO MESSAGE CUSTOMERS COMMUNITIES EMPLOYEES STOCKHOLDERS ENVIRONMENT

California Water Service Group 2015-2016 Corporate Citizenship Report Stewards of the Environment Groundwater Basin Management We couldn’t be a responsible steward of Earth’s precious natural resource without preparing for long-term sustainability. This includes management of our groundwater basins. In 2014, Governor Jerry Brown signed into law Senate Bills 1168 and 1319 and Assembly Bill 1739, known collectively as the Sustainable Groundwater Management Act (SGMA). SGMA was later amended by Senate Bill 13, effective in January 2016. SGMA’s intent was to ensure that California’s groundwater basins are in a sustainable state by 2040, and to accomplish this at the local level. As part of SGMA, areas designated by DWR as medium or high priority must have a local groundwater sustainability agency (GSA) in place by June 2017 and a groundwater sustainability plan in place by 2020. GSAs must address concerns including lowered groundwater levels depleting supply, reduced groundwater storage, seawater intrusion, degraded water quality, land subsidence, and depletion of interconnected surface water that would negatively impact beneficial use. Cal Water is a voting member of the Greater Kaweah Groundwater Sustainability Agency in Tulare County, and has applied to DWR to create a GSA with the City of Stockton. In Butte, Glenn, Solano, and Monterey counties and in other areas, we are working with other agencies to form or participate in GSAs. storage and recovery project that will increase supply reliability in our South San Francisco system. The two wells for this project have been constructed and are expected to go online in 2017. Site improvements are also underway. Wildlife Protection Protecting wildlife is an important consideration in any of our projects. In 2016, Cal Water replaced 2,000 feet of main near Polhemus Creek in San Mateo to reduce the potential for leaks and make the main more accessible for maintenance or repairs. This came after an undetected crack in a large water main 10 feet below ground in 2013 caused an accidental discharge of drinking water into the creek. This cooperative effort was part of a settlement with the San Francisco Bay Area Regional Water Quality Control Board and California Department of Fish and Wildlife. Additionally, Cal Water is embarking on a streambed restoration project in San Mateo Creek to improve conditions in the creek for native fish. A main replacement project completed in our Bakersfield District in 2016 also required special precautions to ensure kit foxes living in the area were protected. Throughout the installation of almost a half-mile of a large transmission water main in southern Bakersfield, which included jack-and-boring 20 feet underground at one point and going over the Arvin-Edison Canal at another point, we located and ensured that we did not disturb the kit foxes’ dens. In Los Angeles County, we work with court-appointed water-masters or groundwater management authorities overseeing the west and central basins to measure and limit pumping and actively recharge groundwater through settling ponds or injection wells. Conservation Our drought management program was augmented by conservation programs we offer to help customers reduce their water use. We already offered high-efficiency plumbing retrofit device kits, residential and commercial high-efficiency And, we continue to work with the San Francisco Public Utilities Commission, City of San Bruno, and Daly City on a groundwater continued… 21 CEO MESSAGE CUSTOMERS COMMUNITIES EMPLOYEES STOCKHOLDERS ENVIRONMENT

In total, customers who took advantage of conservation programs in 2015 saved 292million gallons per year, or 2.7billion gallons over the program or devices’ lifetime. appliance rebates, high-efficiency irrigation device rebates, free sprinkler nozzles, Smart Irrigation Controller rebates, bathroom fixture replacement programs, and residential water-use efficiency evaluations. But, after mandatory water-use reductions were enacted, we added a turf replacement rebate program for both residential and commercial customers, a free toilet delivery program to replace less-efficient models, and more complex water-use efficiency evaluations for our commercial customers. H O Challenge 2 At Cal Water, we don’t overlook the fact that children are often the best ambassadors for water conservation. Growing up with the drought, these conservation-minded youth often hold their parents and other adults accountable for water use. Children, whose limitless creativity can also inspire change, will make conservation a way of life. To that end, Cal Water launched the H2O Challenge in the 2014-2015 school year in collaboration with the North American Association for Environmental Education (NAAEE) to expand water conservation efforts throughout the state and build educational programs into the school curriculum. The Challenge, open to grades 4-6, is a project-based competition for schools in Cal Water service areas, where classes initiate, develop, and implement a solution to a local water issue. It was developed with expertise and input from the WestEd K-12 Alliance to ensure educationally sound, grade-specific experiences that encourage connection with STEM (science, technology, engineering, and mathematics) learning. We were able to further enhance our industry-leading conservation program when DWR awarded us nearly $1.3 million from its Water-Energy Grant Program to expand water-efficiency programs that reduce greenhouse gas emissions and water and energy use. The grants enabled us to enhance our bathroom fixture replacement program in our Bakersfield, Dominguez, and East Los Angeles systems, which serve more disadvantaged communities. Through this program, installation of high-efficiency toilets, bathroom faucet aerators, and showerheads, along with recycling of replaced products and follow-up customer service, provide for significant water and energy savings. In the spring of 2015, a fifth-grade class from Shasta Elementary in Chico was named the inaugural grand-prize winner of the In another effort, we continue to make progress toward compliance with Assembly Bill 2572, which calls for all flat-rate services to be metered by 2025. At the beginning of 2015, only three Cal Water districts remained with flat-rate services. With the drought emergency, we accelerated meter installations, completing 8,259 conversions since January 2015. We expect to finish all conversions in our Marysville District by October 2016 and Bakersfield District in 2020, well ahead of the state deadline, and are applying to further accelerate conversions in our Selma District as well. Cal Water H O Challenge. These students developed a rain 2 collection system to water a garden of native, drought-tolerant plants they had created. A class of sixth-graders at Downtown Elementary in Bakersfield won the 2016 H O Challenge for 2 their project demonstrating the advantages of using a 50/50 greywater/freshwater mix to keep lawns green while meeting State-mandated water conservation targets in effect. The students designed and built plant boxes for sod, then included a freshwater control and three variations using different percentages of greywater to find an ideal substitute. The 22 CEO MESSAGE CUSTOMERS COMMUNITIES EMPLOYEES STOCKHOLDERS ENVIRONMENT

California Water Service Group 2015-2016 Corporate Citizenship Report students also created educational materials to promote conservation awareness in their school and community. The grand prize-winning classes received overnight camping trips with a NatureBridge environmental science education program. 409,000 square feet of turf removed as part of our turf replacement rebates program, for an annual savings of 8.2 million gallons Recycled Water As we explore multiple avenues through which we can save potable water, in 2015, Cal Water entered into a partnership with the City of Sunnyvale, Santa Clara Valley Water District, and Apple Inc. to provide more than 157,000 gallons per day of recycled water to the new Apple 2 campus in Cupertino. Cal Water will invest $1.5 million in the $17.5 million project and also provide water utility service to the campus. Recycled water is already being served to parts of our Rancho Dominguez and Westlake districts. In the Rancho Dominguez District, we provide recycled water to refineries that use it for cooling and other plant processes. In our Westlake District, most of the recycled water is for irrigation. In 2015, we served 2.1 billion gallons of recycled water to these two districts. 7,179 toilets distributed through our toilet delivery program for an annual savings of 59.7 million gallons Innovation When faced with the lack of a suitable safety device on the market for storage tank overflows, our engineers did not simply accept potential chlorinated water overflows as a risk to wildlife. A team of engineering and operations employees created a tank overflow dechlorinating assembly that attaches directly to the overflow pipe and delivers dechlorination tablets held inside the unit to remove the chlorine from any overflowing water. If a tank’s electronic shutoff mechanism ever failed and water overflowed into creeks, rivers, or streams, water would be dechlorinated to protect fish and wildlife. This invention provides a second layer of security and a tailor-made solution for storage tanks to greatly reduce the risk to the local environment. For this device, the U.S. Patent and Trademark Office approved Cal Water’s first-ever patent in 2016. With this patent, Cal Water can help other utilities and government agencies prevent chlorinated overflows at their own tank sites. Any revenue or royalties received from the device would benefit Cal Water customers. 15 commercial water-use efficiency evaluations performed for an annual savings of 1 million gallons 3,624 bathroom fixture replacements made company-wide for an annual savings of 34.4 million gallons Wastewater All of the wastewater we process is treated to a level consistent with permitted discharge requirements, making the effluent safe for discharge to the environment. Additionally, our Pukalani wastewater treatment facility on Maui, the Waikoloa Beach Resort facility on Big Island, and the Rio Del Oro facility in New Mexico use state-of-the-art flat-plate membrane bio-reactor continued… 23 CEO MESSAGE CUSTOMERS COMMUNITIES EMPLOYEES STOCKHOLDERS ENVIRONMENT

48
million gallons
CALIFORNIA
435
million gallons
HAWAII
108
million gallons
NEW MEXICO
8
million gallons
WASHINGTON
WASTEWATER TREATMENT IN 2015

filtration (MBR) technology to treat the wastewater and produce a non-potable recycled water that satisfies the highest-quality reclaimed water standard recognized by Hawaii and New Mexico state regulators, which allows it to be used without restriction for irrigation.

We continue to invest in improving the reliability of our wastewater treatment systems. Among improvements we made in 2015 and 2016, we replaced pump controls at sewer pump stations in the Waikoloa Beach Resort and Kukio area in Hawaii, greatly improving wastewater spill prevention. In New Mexico, we replaced 3,600 feet of the recycled water pipeline and upgraded the biological treatment aeration system, pumps, and system that removes rock, sand, grease, and oils. We also expect to complete replacement of two MBR cassettes and bases in the plant by the end of 2016. In Washington, we replaced an influent flow meter and related piping.

Additionally, New Mexico Water purchased 116 acres near our Rio Del Oro Wastewater Treatment Facility and installed irrigation systems that would allow for the spreading of treated, discharged effluent. Spreading the treated effluent over a larger area significantly minimizes any impact to groundwater quality, and this site is large enough to handle growth for decades to come.

Environmental Standards

In addition to meeting strict water quality standards, we are committed to meeting stringent environmental standards. In California, we are accountable to multiple agencies, including the California Environmental Protection Agency's Air Resources Board (ARB), California Water Quality Control Board, Department of Toxic Substances Control, and city and county environmental health departments. We also work with the Hawaii Environmental Protection Agency, New Mexico Environment Department, and Washington State Department of Ecology. Part of our responsibility is to ensure we comply with environmental guidelines for hydrocarbon petroleum storage, federal regulated waste, and Department of Transportation hazardous materials.

Water utilities' operations regularly require discharging water into storm drains or other water conveyance systems. Main breaks or other emergencies could also cause discharges into surface water. In September 2015, the State required all water utilities with the potential to discharge water to have National Pollutant Discharge Elimination System (NPDES) permits locally. Each of Cal Water's districts applied for and received permits by the February 1, 2016 compliance deadline, and operate in accordance with state water discharge regulations.

The ARB issued another new regulation to reduce diesel particulate matter, or very small particles of carbon, in the air. Expressed as grams per brake horsepower-hour (g/bhp-hr), the law reduced allowable amounts from 0.5 to 0.1 g/bhp-hr. To comply with the new standard by the 2017 deadline, we have upgraded 14 booster pumps across the state and

24
CEO MESSAGE CUSTOMERS COMMUNITIES EMPLOYEES STOCKHOLDERS ENVIRONMENT

California Water Service Group 2015-2016 Corporate Citizenship Report reduced exhaust emissions by 85% on average as a result with our pump fleet. power costs and our carbon footprint. In 2015, the turbine generated 214,664 kwh, or 64% of the A-Plant’s total power consumption, which is equivalent to 349 barrels of oil not used. On the risk management side, our environmental affairs team is working on a district-by-district analysis to identify and mitigate potential hazards that could stem from operational and construction activities. In 2016, we are completing this analysis in five of our largest California districts. Additionally, the team has begun to perform standardized environmental audits across the state to ensure regulatory compliance at all of our facilities. Ten of our districts will have audits completed by the end of 2016. Solar panels installed in 2010 in Cal Water’s Chico District also continue to help us save power. The panels now generate 73% of the Customer Center’s electricity use. In 2015, the 405 panels generated 143,609 kwh, saving about $23,000 in electric costs for the Customer Center. The solar power generated was the equivalent of 221,158 pounds of carbon dioxide averted from the atmosphere, or 179,942 miles driven in a 29-miles-per-hour car. Climate Change In January 2016, Cal Water completed a Climate Change Study investigating the impacts of climate change on all of our supply sources. This was a first step to determining how long-term water supply planning should reflect climate change impacts. The results of this study showed the potential impacts to supply in 2020, 2050, and 2100 for groundwater, surface water, and imported water supplies. These results and recommendations will be incorporated into capital project plans going forward. As we look to 2017, we expect the ARB to further amend air quality regulations that would impact use of our portable booster pumps, compressors, and generators; update regulations for stationary emergency standby generators; and lower acceptable exhaust emissions levels for heavy-duty diesel trucks. We will ensure that our equipment and trucks are retrofitted or replaced to comply with any new regulations. Energy Efficiency As standard practice, we seek to reduce the energy we must use to operate our water systems. In our Bakersfield and East Los Angeles districts, we participate in an energy management program through EnerNOC, which is a demand response and efficiency intermediary that works with water and energy utilities to determine which stations to take offline when energy providers ask for a reduction in use. This program reduces both peak energy stress on the electrical grid and greenhouse gas emissions, and translates into cost savings as well that are passed onto our customers. Similarly, wherever we can, we seek to operate stations at non-peak demand periods when energy costs are lower. Non-Revenue Water While the industry standard for water loss in water distribution systems is 10%, we work hard to maintain an even tighter system. In 2015, water loss in our systems was 5.4% company-wide. Cal Water has established a Non-Revenue Task Force to further study water loss and prepare for water loss audits that all urban retail water suppliers must begin submitting to DWR in 2017 in accordance with Senate Bill 555. We are also participating in the American Water Works Association California-Nevada Section’s Water Loss Technical Assistance Program to help water suppliers with the validation process. Beyond those measures, in our Rancho Dominguez District’s Palos Verdes system, which sits atop a hill overlooking the Pacific Ocean, we completed construction on a hydraulic turbine that would recover energy as water flows downhill to the coastal side of the service area. We began operating the turbine in late 2015 and expect to recover about 420,000 kilowatt-hours (kwh) annually. Even before SB 555 was passed in 2015, we sought new ways to identify water loss in our system, not a simple feat when most infrastructure is unseen underground. We completed a pilot study in our Bayshore and Palos Verdes systems using data loggers to monitor and locate any leaks on 62,400 feet of main. Noise correlators implemented since the pilot will be used in conjunction with the data loggers to better locate a leak before digging into the asphalt to look for it. We have proposed to conduct additional leak detection studies in our 2015 General Rate Case. Our Auwaiakeakua Wastewater Treatment Plant (A-Plant) uses power from a 100-kilowatt wind turbine owned by HWS01 Wind, LLC on Big Island to supplement electric power we must purchase. This enables Hawaii Water to reduce both high 25 CEO MESSAGE CUSTOMERS COMMUNITIES EMPLOYEES STOCKHOLDERS ENVIRONMENT

California Water Service Group 2015-2016 Corporate Citizenship Report We are proud of the work we accomplished in 2015 and 2016 to be a responsible steward of our resources, and encouraged by the opportunities ahead to keep raising the bar in our commitment to our customers, communities, employees, stock-holders, and environment. If you have any questions about this corporate citizenship report, please contact us. (408) 367-8200 (800) 750-8200 toll-free infoGO@calwater.com continued… 26 CEO MESSAGE CUSTOMERS COMMUNITIES EMPLOYEES STOCKHOLDERS ENVIRONMENT CONC LTUHSEI OBNA R

California Water Service Group 2015-2016 Corporate Citizenship Report TH E B A R OUR PURPOSE IS TO ENHANCE THE QUALITY OF LIFE FOR OUR CUSTOMERS, COMMUNITIES, EMPLOYEES, AND STOCKHOLDERS. continued… 27 RA I S I N GTH EB A R

RA I S I N G TH E B A R California Water Service Group 1720 North First Street San Jose, California 95112 (408) 367-8200 www.calwatergroup.com 28

Video Transcript

California Water Employee Testimonials

UNIDENTIFIED EMPLOYEE: We took tours here at Cal Water and I was like this is it. This is where I want to be.

UNIDENTIFIED EMPLOYEE: Folks that get hired here at Cal Water tend to stick around.

MARTY KROPELNICKI: From my very first interview, when I walked through the doors in the lobby, this place just felt right to me.

UNIDENTIFIED EMPLOYEE: It’s a privilege, it’s a joy coming to work every day.

UNIDENTIFIED EMPLOYEE: It’s been an incredible experience. I — I — couldn’t be happier than I’m here.

UNIDENTIFIED EMPLOYEE: I really want to make a difference in water. I think it’s our most important resource.

UNIDENTIFIED EMPLOYEE: I love my job.

NARRATOR: What are the things that make a workplace tick? Why do some companies have that certain something that other companies dream about, yet just can’t seem to find?

At California Water Service Company, we’re proud to say that we most definitely have that special something — and lots of it. And when it comes to marketing or recruiting prospective new coworkers, our best tools are our own people. We asked our coworkers and even our CEO what it’s like to be a part of the Cal Water team day in and day out. Here’s what they had to say.

VIDEO TEXT: It’s All in the Family

LEAH SHARP: It’s like a family here and the work environment is excellent.

UNIDENTIFIED EMPLOYEE: There’s family — a lot of family values, family culture.

FRED RIOS: There’s been times when I’ve been gone on vacation or what not, and returning back to the company is something that I look forward to.

UNIDENTIFIED EMPLOYEE: You know that you are missed if you’re not there.

DANA RASMUSSEN: Everyone says good morning and how was your day.

JOE LUCERO: The guys I work with I consider my brothers.

FRED RIOS: The comradery that we have here is wonderful.

CORINE ALVIDREZ: This is like a second family and so we just try to maintain it as much as we can.

VIDEO TEXT: A Career Like No Other

NELSON LUI: You know if you really like working with a lot of other people doing a lot of different things, Cal Water is really the place to be.

ANNIE MARTINEZ: Everyone loves the company. People that work here, worked here for 30, 40 years.

CARMELO SORCE: It’s given me what I need to kind of achieve my career aspirations.

RUSSELL CHISAM: You can go as far as you want with this company.

JIM SMITH: It’s unbelievable how much responsibility you have.

LEAH SHARP: I mean, it’s just so satisfying in so many different aspects.

DYLAN NOBLE: One of my favorite parts about being a utility worker is every day is something new.

JOE LUCERO: For the most part, a lot of the training is hands on type of training — to me, it is easier.

SARAH CASTRO: I am very grateful to be in the position that I’m in.

ANNIE MARTINEZ: That’s all I could ask for in a company is excitement with what I’m working on, working with great and intelligent people.

JIM SMITH: I try to steer all the young people that I know into this industry.

NELSON LUI: It’s challenging work, but at the same time, it’s really fulfilling.

RUSSELL CHISAM: I think there’s not limit to where you can go in this company.

DYLAN NOBLE: I’m thankful for the opportunities that are offered to me here.

RYAN JENSEN: If you want to become the District Manager and work  your way up, you can.

SUSAN WEST: Since I started I’ve been promoted three times.

JOE LUCERO: Our Supervisors have all been in our position at one time, so they can totally relate to us.

UNIDENTIFIED EMPLOYEE: They want to see you succeed.

SARAH CASTRO: In Cal Water you can go anywhere. You can really do a lot.

DYLAN NOBLE: They want you to grow. They want you to learn. They want you to become a more well-rounded employee and person.

NELSON LUI: We’re a water utility so unless someone figures out the magical potion which we don’t need to drink water, then we’re gonna be in business.

VIDEO TEXT: Customer Focused

MARTY KROPELNICKI: It’s really all wrapped up into kinda what our purpose is about, which is, you know, quality, service and value. And really serving the customers and making our communities better places for our customers and our employees.

LEAH SHARP: It’s everybody who works at Cal Water. I mean, from the managers on down, and we want to help genuinely.

LISA DORSEY: We strive toward making sure our water is always good quality.

ALEX BECERRIL: We’re a utility company, but we’ll still a customer service company.

DYLAN NOBLE: It’s gratifying, you know, to know that you’re helping people and you’re providing something that they need.

CORINE ALVIDREZ: We do take their concerns seriously.

SUSAN CORDONE: The most important thing is that people are getting quality water.

LISA DORSEY: Make sure it’s right every time and I’m sure of it.

SUSAN CORDONE: Knowing that I’ve helped people is what makes me feel good.

SOPHIE JAMES: You are making a difference.

DYLAN NOBLE: It just feels good. It feels good to have people depend on you like that.

MARTY KROPELNICKI: We worry about the water system and quality of water so our customers don’t have to.

VIDEO TEXT: Total Compensation

SUSAN CORDONE: I think that the Cal Water compensation package is very fair. It’s something that Cal Water really goes above and beyond.

RUSSELL CHISAM: Their benefits are excellent.

FRED RIOS: The company provides some wonderful benefits.

SUSAN WEST: We have more days off, company paid holidays, a little more flexibility in our time off.

MARY KEAN: One of the things I really like about it is they have great health insurance.

CORINE ALVIDREZ: They have great benefits; I guess that they’re encouraging to go back and continue your education.

ANNIE MARTINEZ: The 401K package is really really great. For someone that’s young like me, that’s like a really exciting thing.

RUSSELL CHISAM: The rate of pay is excellent. You really can’t find entry-level jobs now for what Cal Water pays.

DYLAN NOBLE: I struggle to bring to mind any place that offers the same starting pay.

RYAN JENSEN: You can sleep easy at night knowing that you’re well taken care of.

VIDEO TEXT: The Cal Water Difference

MARY KEAN: Well I love coming in to work — I do, every day I love coming into work.

CORINE ALVIDREZ: Well I love that they allow me to be me.

JIM SMITH: The culture of this company, where it started and where it is today — unbelievable.

MARTY KROPELNICKI: The company that’s very steep in tradition and is focused on doing the right thing. A company that takes care of its employees and its employees work — they work — hard for the company.

RYAN JENSEN: You know they say that variety is a spice of life, so that’s why I like it.

SARAH CASTRO: There’s so much diversity — that’s one of the things that I appreciate being here.

MARTY KROPELNICKI: As part of the reason we’ve been able to maintain what we have is because we are very good at what we do.

SOPHIE JAMES: I think it comes from the top. Really, the culture is supported by management.

LEAH SHARP: You have to be a person that loves to help people.

CARMELO SORCE: We’re problem solvers, that’s what we are.

SARAH CASTRO: There really is no comparison with Cal Water.

RUSSELL CHISAM: It’s been a great 19 years so far with the company and more to come.

FRED RIOS: I’ve been with Cal Water for 38 years.

CARMELO SORCE: I’ve been with Cal Water for 12 years and every day has been unique.

JIM SMITH: When you work here for 40 years, something’s right.

DANA RASMUSSEN: It’s been eye-opening.

CORINE ALVIDREZ: Yeah, I just wish I would’ve been here a little sooner.

JOE LUCERO: It’s probably the best job I’ve ever stepped into.

MARTY KROPELNICKI: I’ll always talk to employees - what do you like best about the company? And the number one answer I always get from employees; it’s about doing the right thing and I believe in doing the right thing.

DYLAN NOBLE: Check the career off your list, you know, of things to do in your life, ‘cuz you’re done. There’s no downside to working at Cal Water — you couldn’t find one if you tried.

NARRATOR: As you heard, our employees rave about their coworkers, their total pay and benefits package, and the quality, service, and value Cal Water brings to them and to their customers every day. Consider making your career home at Cal Water — we’ll consider you family.

 AN OPEN LETTER TO San Jose Water Customers, Employees & Communities IMPORTANT ADDITIONAL INFORMATION AND PARTICIPANTS On May 2, 2018, California Water filed a preliminary proxy statement with the Securities and Exchange Commission (the “Preliminary Proxy Statement”) to solicit proxies in opposition to resolutions related to the pending merger between SJW Group and Connecticut Water Service, Inc. SECURITY HOLDERS ARE URGED TO READ THE PRELIMINARY PROXY STATEMENT, THE DEFINITIVE PROXY STATEMENT TO BE FILED BY CALIFORNIA WATER (WHEN IT IS AVAILABLE), AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. All such documents, if filed, would be available free of charge at the Securities and Exchange Commission’s website (www.sec.gov) or by directing a request to Innisfree M&A Incorporated at (888) 750-5834 (banks and brokers call collect at (212) 750-5833). California Water, its directors and certain of its officers and employees may be deemed to be participants in any solicitation of SJW Group stockholders in connection with the proposed transaction between California Water and SJW Group. Information about such participants, and a description of their direct or indirect interests, by security holdings or otherwise, is included in the Preliminary Proxy Statement. As the CEO of California Water Service (Cal Water), a San Jose native, and a graduate of San Jose State University, I care deeply about our community and the people in it. When we announced that Cal Water wanted to join forces with San Jose Water last month, I was thrilled about all of the good that would come from our combination: CUSTOMER SAVINGS AND BETTER SERVICE. As customers, you would not only share in the savings from eliminating redundant public company costs, but also be served by local people who have a proven track record of providing excellent service, delivering a reliable supply of high-quality water, and investing diligently in water infrastructure. I’m proud to say that Cal Water’s award-winning service earns consistently high marks from customers. GREATER EMPLOYEE OPPORTUNITIES. I give you my word that the combination would result in zero lay-offs below the executive level — meaning that San Jose Water employees who are not corporate officers would enjoy greater opportunities as part of a larger and stronger California-based utility. We are excited to welcome you into the Cal Water family, and believe me, this is a special family to be a part of — our designations as a Top Bay Area Workplace by the Bay Area News Group and a Great Place to Work by the Great Place to Work Institute attest to our unique culture. STRONGER SUPPORT FOR OUR COMMUNITIES. At Cal Water, our shared purpose is to enhance the quality of life for those we serve. As a San Jose-based company, we are already part of the fabric that makes up our local communities, from working with philanthropic organizations like the California Fire Foundation and Second Harvest Food Bank to local business organizations like the Silicon Valley Leadership Group and Bay Area Council. One thing I love about a Cal Water/San Jose Water combination is that we would continue that involvement and support, but on a larger local scale. The bottom line is that this community — from the Guadalupe River to Coyote Creek — is our home too, and we believe combining our two companies would be good for all of us. That said, San Jose Water is attempting to merge with an East Coast company, Connecticut Water, headquartered 3,000 miles away. I sincerely hope they will think deeply about their neighbors, customers, employees, and communities, and instead pick a partner that will make us all stronger. I invite you to visit www.sjwvalue.com for more information, and I hope we have the opportunity to serve you soon. Sincerely, Marty Kropelnicki President and CEO California Water Service